Exhibit 5.2

KENNETH P. EGGERS, P.C. SALLY J. KUCKO DENNIS G. FENERTY DAVID A. DEVINE, P.C. SARAH A. BADTEN _______ CLIFFORD J. GROH, SR. 1926-1998	LAW OFFICES OF GROH EGGERS, LLC 2600 CORDOVA STREET, SUITE 110 ANCHORAGE, ALASKA 99503	Telephone (907) 562-6474 _________ Facsimile (907) 562-6044 www.groheggers.com

March 4, 2014

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

Ladies and Gentlemen:

We have acted as special Alaska counsel for Tesoro Northstore Company, an Alaska corporation (the “Alaska Guarantor”) in connection with the preparation and filing by Tesoro Corporation, a Delaware corporation (“Tesoro”), and certain subsidiary guarantors of Tesoro, including the Alaska Guarantor, of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of Senior Notes due 2024 (together, the “Securities”) and the issuance by the Guarantors, as defined below, of guarantees with respect to the Securities.

The Securities and the guarantees will be issued under an indenture (the “Indenture”) among Tesoro, certain subsidiary guarantors of Tesoro, including the Alaska Guarantor (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Alaska Guarantor will issue a guarantee with respect to the Securities (the “Guarantee”).

In connection with the foregoing, we have examined originals or copies of such corporate records, as applicable, of the Alaska Guarantor, certificates and other communications of public officials, certificates of officers of the Alaska Guarantor and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, with your permission and to the extent we deemed appropriate, relied on certificates of officers of the Alaska Guarantor and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization, execution and delivery by the parties thereto of all documents examined by us (other than the due authorization of the Indenture by the Alaska Guarantor and the due authorization, execution and delivery of the Guarantee by the Alaska Guarantor), and the legal capacity of each individual who signed any of those documents.

Tesoro Corporation

March 4, 2014

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(i)        the Alaska Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Alaska;

(ii)        Assuming (a) the due execution, authentication, issuance and delivery of the Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Alaska Guarantor, a duly constituted and acting committee of such Board of Directors or duly authorized officers of the Alaska Guarantor and otherwise in accordance with the provisions of the Indenture and such agreement and (b) the due issuance of the Guarantees, the Indenture and the Guarantee will be duly authorized by the Alaska Guarantor;

(iii)        the Alaska Guarantor has full corporate power and authority to enter into the Indenture and the Guarantee;

(iv)        the Indenture containing the Guarantee will be (A) duly executed by the Alaska Guarantor when signed by an Authorized Officer of the Alaska Guarantor designated in the resolutions of the Board of Directors of the Alaska Guarantor relating thereto and (B) duly delivered by the Alaska Guarantor when duly executed by the Alaska Guarantor and delivered to the Trustee;

(v)        no consent, approval, authorization or order of any court or governmental agency or body of the State of Alaska that is generally applicable to entities such as the Alaska Guarantor is required of the Alaska Guarantor for the execution and delivery of the Indenture and the issuance of the Guarantee;

(vi)        the issue of the Guarantee by the Alaska Guarantor and the execution and delivery of the Indenture by the Alaska Guarantor will not violate the Certificate of Incorporation and By-laws of the Alaska Guarantor, or any rule or regulation that has been issued pursuant to any Alaska statute, or any order of which the undersigned has actual knowledge issued pursuant to any Alaska statute by any court or governmental agency or body having jurisdiction over the Alaska Guarantor or any of its properties.

The opinions expressed herein are limited exclusively to the laws of the State of Alaska and reported judicial interpretations of such laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration

Tesoro Corporation

March 4, 2014

Statement. Simpson Thacher & Bartlett LLP may rely upon this opinion in connection with the Registration Statement and related transactions.

Very truly yours,

/s/ Groh Eggers, LLC

GROH EGGERS, LLC

Dennis G. Fenerty